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                                                                 EXHIBIT 10.38


                                  Stephen A. Goldberg
                          c/o The Stephen A. Goldberg Company
                             1615 M Street, N.W., Suite 850
                                 Washington, D.C. 20036



                                     July 12, 1996



NHP Incorporated
8065 Leesburg Pike, Suite 400
Vienna, Virginia 22182
Attention:  Linda Davenport,
  Executive Vice President

Dear Linda:

     This letter agreement is intended to set forth our agreements and understandings regarding certain matters arising from the acquisition by NHP Incorporated and its designees ("NHP") of certain rights and assets (the "Rights") relating to those certain Florida properties known as Casa Del Mar and Hamilton House, as set forth in that certain Purchase Agreement (the "Agreement"), dated June 28, 1996. The closing of the transactions contemplated thereby (the "Closing") is taking place today.

     Among the Rights being acquired by NHP are (a) all of the issued and outstanding capital stock of the corporation which is the sole general partner of Casa Del Mar Associates Limited Partnership ("CDMA LP"), (b) all of the issued and outstanding capital stock of the corporation which is the sole general partner of Hamilton House Associates Limited Partnership ("HHA LP"), (c) the right to manage the Casa Del Mar development, as set forth in a Management Agreement to be assigned to NHP, (d) the right to manage the Hamilton House development, as set forth in a Management Agreement to be assigned to NHP, and
(e) the rights of certain creditors to the foregoing partnerships.

     Although I am conveying certain of my rights relating to the properties to NHP, I am a limited partner of CDMA LP and HHA LP and will remain so after the Closing.

     I recognize that NHP presently intends to hold some or all of the Rights over the long term, and wishes to have quiet enjoyment of the Rights once acquired. In consideration of the purchase price being paid by NHP to me and the other holders of the Rights, I agree that I will, after Closing, in my personal capacity and in my capacity as a limited partner of HHA LP and CDMA LP,
(a) take no action to disturb NHP's quiet enjoyment of the Rights, and (b) refrain from inducing others to disturb such quiet enjoyment.


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NHP Incorporated
March 7, 1997
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     Nothing in this letter agreement is intended to prevent me from asserting my rights in the event that NHP breaches an agreement to which it is bound, neglects a fiduciary duty or engages in willful misconduct. However, I agree to act at all times reasonably and in good faith in assessing and pursuing such claims.

     If the terms of this letter agreement are acceptable, would you kindly execute all copies hereof in the space provided below, and return one of them to me.

                                   Very truly yours,




                                   Stephen A. Goldberg


ACCEPTED AND AGREED TO,
this 12th day of July, 1996:

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
NHP INCORPORATED, a
Delaware corporation

By:
     -------------------------
     Linda Davenport,
     Executive Vice President
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